Exhibit 99.1
CIM Real Estate Finance Trust, Inc. Announces Merger Agreement with CIM Income NAV, Inc.

LOS ANGELES—September 22, 2021-- CIM Real Estate Finance Trust, Inc. (“CMFT”) announced today it has entered into a definitive merger agreement to acquire CIM Income NAV, Inc. (“INAV”) in a stock-for-stock, tax-free merger transaction. CMFT and INAV are non-traded REITs managed by affiliates of CIM Group, LLC (“CIM”).
The pro forma combined company (“CC CMFT”) would have approximately $6.0 billion in total enterprise value, creating a leading commercial credit-focused real estate investment trust (REIT) with greater tenant, industry, and asset type diversity, financial strength, and improved access to capital markets. This transaction is expected to close in the fourth quarter of 2021, subject to certain closing conditions, including INAV stockholder approval.
The merger agreement was negotiated on behalf of CMFT and INAV by their special committees composed exclusively of disinterested independent directors. Each special committee recommended approval of the merger agreement to its respective Board of Directors. Each respective Board of Directors subsequently unanimously approved the entry by its REIT into the merger agreement.
“We believe combining INAV and CMFT will benefit stockholders of both companies by creating a larger, more diversified and valuable company, positioning the company for a public market listing,” said Richard Ressler, Principal and Co-Founder of CIM Group.
Potential Strategic Benefits
The merger is expected to produce meaningful benefits for stockholders of CMFT and INAV, including:
Greater Scale & Relevance: With $6.0 billion and $3.2 billion1 in enterprise value and equity value, respectively, CC CMFT will be one of the largest credit-focused REITs, increasing its relevance in the capital markets and reducing its cost of debt and equity capital.
Diversification: CC CMFT's combined 590 property, 23.8-million-square-foot real estate portfolio will have greater tenant, industry and asset type diversity, providing CC CMFT with greater flexibility to opportunistically pursue growth strategies and recycle non-core assets. CC CMFT’s top five tenant concentration decreases from 22% at both CMFT and INAV to 19%, with no single tenant concentration above 5%.
Path to Liquidity: The merger transaction is one more step in the execution of CMFT’s business plan and is anticipated to better position CC CMFT for a public market listing, which, subject to market conditions, is expected to occur in 2022.2
1 Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021, respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021.
2 There is no guarantee that a public market listing will take place within the expected time period or at all.

Cost Savings: CC CMFT is expected to realize $2.8 million of annualized general and administrative synergies on a run-rate basis with additional cash flow improvement of $2.5 million to INAV stockholders through the elimination of ongoing stockholder servicing fees.
Transaction Terms
Subject to the terms and conditions of the merger agreement, INAV stockholders would receive an approximate 10.6% premium3 for each share of INAV common stock based upon the receipt of the following consideration:
•Class D: 2.574 shares of CMFT common stock, which is valued at approximately $18.53 per share
•Class T: 2.510 shares of CMFT common stock, which is valued at approximately $18.07 per share
•Class S: 2.508 shares of CMFT common stock, which is valued at approximately $18.06 per share
•Class I: 2.622 shares of CMFT common stock, which is valued at approximately $18.88 per share
Additionally, CMFT intends to increase its distribution rate, subject to approval by the CMFT Board of Directors, so that INAV stockholders will receive aggregate per annum distributions in an amount equal to or greater than INAV’s current annualized distributions after the closing of the proposed merger.
CMFT and INAV have made a presentation available detailing the highlights of the proposed transaction at www.cimgroup.com/announcements.
Advisors
RBC Capital Markets, LLC is acting as financial advisor to the Special Committee of the Board of Directors of CMFT, and Sullivan & Cromwell LLP and Venable LLP are acting as legal advisors to the Special Committee of the Board of Directors of CMFT. Morris, Manning & Martin, LLP is acting as REIT and securities counsel in connection with the transaction. The Special Committee of the Board of Directors of INAV has engaged Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle America, Inc. as their financial advisor, and Nelson Mullins Riley & Scarborough LLP and as their legal advisor.
Cautionary Statement Regarding Forward-Looking Information
This communication includes certain forward-looking statements within the meaning of Section 27A the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “would,” “could,” or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and INAV and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of the control of such companies, including, but not limited to, those associated with the risk that
3 Premium is approximate, based on the average exchange ratio.

the proposed merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to satisfy the conditions to the consummation of the proposed merger, including the approval of the stockholders of INAV; the ability of CC CMFT to achieve the expected cost synergies or to engage in any liquidity event or public offering; the disruption of management’s attention from ongoing business operations due to the proposed merger; the availability of suitable investment or disposition opportunities; the impact of the COVID-19 pandemic on the operations and financial condition of each of CMFT and INAV and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants; general financial and economic conditions, which may be affected by government responses to the COVID-19 pandemic; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s and INAV’s most recent Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT and INAV with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, neither of CMFT or INAV undertakes any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.
Additional Information and Where to Find It
In connection with the proposed merger, CMFT intends to file a registration statement on Form S-4 with the SEC that will include a proxy statement of INAV and will also constitute a prospectus of CMFT. This communication is not a substitute for the registration statement, the proxy statement/prospectus or any other documents that will be made available to the stockholders of INAV. In connection with the proposed merger, INAV intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A relating to a special meeting of its stockholders. STOCKHOLDERS OF INAV ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE RELEVANT PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders of INAV will be able to obtain such documents free of charge at the SEC’s website, www.sec.gov, or through CIM Group LLC’s website at https://www.cimgroup.com/announcements, as they become available. Such documents are not currently available.
Participants in Solicitation
Both CMFT and INAV and their directors and executive officers, as well as certain affiliates of CIM Group, LLC serving as their external advisors, may be deemed to be participants in the solicitation of proxies from their respective shareholders (or, in the case of CMFT, from the stockholders of INAV) in respect of the proposed merger between INAV and CMFT. Information regarding the directors, executive officers and external advisors of INAV and CMFT is contained in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC by each entity on March 31, 2021, as amended by INAV on April 19, 2021 and as amended by CMFT on April 27, 2021. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement of INAV regarding its proposed merger with CMFT when it becomes available.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of a proxy or of any vote or approval. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. This communication may be deemed to be solicitation material in respect of the proposed merger of INAV with CMFT.
About CIM Real Estate Finance Trust, Inc.
CMFT is a public non-traded corporation that has elected to be taxed and currently qualifies as a REIT. CMFT holds investments in net lease and multi-tenant retail assets as well as real estate loans and other credit investments. CMFT is managed by affiliates of CIM.
About CIM Income NAV, Inc.
INAV is a public, non-traded corporation that has elected to be taxed and currently qualifies as a REIT. INAV holds investments in office, industrial and retail assets. INAV is managed by affiliates of CIM.
About CIM Group
CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Since 1994, CIM has sought to create value in projects and positively impact the lives of people in communities across the Americas by delivering more than $60 billion of essential real estate and infrastructure projects. CIM’s diverse team of experts applies its broad knowledge and disciplined approach through hands-on management of real assets from due diligence to operations through disposition. CIM strives to make a meaningful difference in the world by executing key environmental, social and governance (ESG) initiatives and enhancing each community in which it invests. For more information, visit www.cimgroup.com.
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